                               SCHEDULE 14A
                              (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                                          Exchange Act of 1934
  Filed by the Registrant  X
  Filed by a Party other than the Registrant  __
  Check the appropriate box:
     __  Preliminary Proxy Statement               __ Confidential, for Use of
                                                      the Commission Only (as

     __  Definitive Proxy Statement                    permitted by Rule
                                                       14a-6(e)(2))

      X  Definitive Additional Materials

     __  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                      Allegheny Power System, Inc.
_______________________________________________________________________________

                            (Name of Registrant as Specified in Its Charter)
_______________________________________________________________________________

                (Name of Person(s) Filing Proxy Statement, if other than the
                 Registrant)
_______________________________________________________________________________

Payment of Filing Fee (Check the appropriate box):

      X  No fee required.
     __ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
_______________________________________________________________________________

     (2) Aggregate number of securities to which transaction applies:
_______________________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
            (Set forth the amount on which the filing fee is calculated and state how it was determined):
_______________________________________________________________________________

     (4)   Proposed maximum aggregate value of transaction:
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     (5)   Total fee paid:
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     __    Check box if any part of the fee is offset as provided by Exchange
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_______________________________________________________________________________

     (1)   Amount Previously Paid:

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_______________________________________________________________________________

     (4)   Date Filed
_______________________________________________________________________________

<Page 1>
<Merger Progress Report masthead across three columns - consists of blue
Allegheny Power "A" logo at far left and yellow DQE sunburst logo to right of blue A, plus the words "Merger" in yellow and "progress report" in blue. At top right are the words "Vol. 1, No. 7, July 17, 1997" >

<First story as follows:>
<Headline in bold type>

Employee shareholders
urged to vote for merger

Now that you've had time to review the proxy material for our August 7 shareholder meeting, we're confident that you share our enthusiasm about the merger. We urge you to vote "FOR" the merger. Approval by the majority of the votes cast by each company's shareholders is required for this proposal to be approved. We also urge Allegheny Power employees to vote "FOR" a second proposal to change the name Allegheny Power to Allegheny Energy.

Following are several reminders why a "FOR" vote is the right vote.

<Letter X in a box as though on a ballot> A Strategic Combination
Allegheny Energy should provide more value to customers and shareholders than either company could on a stand-alone basis. At the same time, the merger is expected to lead to more opportunities for employees than if our companies remain separate.

<Letter X in a box as though on a ballot> A Natural Fit
Allegheny Power is a winter-peaking operation with a suburban and rural customer mix, while DQE is a summer-peaking operation with an urban customer base.

DQE's diverse mix of regulated and unregulated energy products and services complements Allegheny Power's core businesses.

<Letter X in a box as though on a ballot> Strong Electric Sales
A combined 75.7 billion kilowatt-hours annually will make the new company the 10th largest investor-owned electric utility in the nation in terms of energy sales.

<Top of second column>
<Letter X in a box as though on a ballot> Greater Financial Resources
Based on 1996 revenues, the combined company will feature $3.5 billion in annual revenues and more than $11 billion in assets.

<Letter X in a box as though on a ballot> A Major Source of Generation
Allegheny Energy will be a major generator of electric energy, with 11,016 megawatts of generating capability.

<Letter X in a box as though on a ballot> A Strategic Location
With almost two million customers in 30,000 square miles within five states, Allegheny Energy will be positioned as a major regional player in the increasingly competitive electric power market. We will have a larger regional platform from which to expand our customer base, and we will be able to offer a wider range of energy-related products and services to our customers.

"The first step -- and one of the most critical ones in the approval process for our merger -- is the shareholder vote," said Al Noia. "Employees represent a significant voting block. You can send an important, very positive message with your vote as well as with your verbal support when you discuss the merger with co-workers, family, and friends who may be shareholders."

"The boards of directors of both companies enthusiastically endorse the merger," added David Marshall. "If you haven't already done so, please sign, date, and return your proxy as soon as possible. Your vote most definitely does count."

<Top of third column - illustration of hand holding pen and box with X>
<Next story as follows, inside a black box>

August key month
in merger-
approval process

August 7 will be an important day for the future of Allegheny Energy as shareholders of Allegheny Power and DQE vote on the merger proposal. (See related article.) August 1 also will be a busy day on the regulatory side of the merger approval process. On that date, six filings will be made -- three with the Pennsylvania Public Utility Commission (PUC) and one each with the Federal Energy Regulatory Commission (FERC), the Nuclear Regulatory Commission
(NRC), and the Maryland Public Service Commission (PSC).

Pennsylvania PUC -- As required by Pennsylvania's Electric Generation Customer Choice and Competition Act, a merger approval request will be filed, along with restructuring plans for Allegheny Power and Duquesne Light.

FERC -- By evaluating the merger's potential competitive effect on wholesale markets, the FERC will confirm that we are in compliance with the Federal Power Act.
(Continued on Page 2)

<Across bottom of page all three columns - the words "Timely Information on the merger of DQE & Allegheny Power" In white letters, surrounded by blue box>

<Page 2>
<First story as follows - headline in bold type>
<Illustration of envelope> <Watermark>

A letter to employees

Dear Fellow Employee:

The last few months have been busy ones for all of us. Merger-related activities are getting into full swing while we continue to provide quality electric service to our customers. You, the employees of DQE and Allegheny Power, have been doing a tremendous job.

As we become even more involved in the meetings, studies, hearings, and regulatory filings that will continue to consume much of our time, it's important to remember that we need the support of every employee to make this process go as smoothly as possible. It is also vital to the success of the merger - the top priority of both companies - that we keep our businesses running at top performance and keep our customers satisfied.

We and the members of the Transition Steering Committee have had the pleasure of meeting employees at various locations and look forward to many additional meetings in the coming weeks and months. One of the most gratifying aspects of these information-sharing sessions is the insightful comments and questions we hear. It is clear that you are tuned into the merger process and the emergence of competition.

There is no doubt that we have employees with the talent, flexibility, and drive to make the new Allegheny Energy the premier energy and energy services provider in the years to come. As we move forward with the goal of becoming one company, we will need to draw on our most valuable resource - our employees - to identify and solve the issues that will arise.

During this time of transition and change, we want to reinforce our commitments to our employees. Any non-union workforce reductions prior to Jan. 1, 2001, will result from attrition, reduced hiring, and targeted voluntary separation programs. Both Allegheny Power and DQE will honor their existing collective bargaining agreements.

Take advantage of the information provided to you through the "800" number, the "Merger Progress Report," "Merger Bulletins," "Current Topics," videos, and merger-related meetings. And share your ideas through these avenues, too.

We have a great story to tell. We are two dynamic firms on the cutting edge of change in our industry. We have our eyes on the future and have taken the initiative to get out front and lead instead of following the pack.

If we combine our collective talents and continue to work together, we can have an approved merger by next spring and be on our way to continuing to lead as Allegheny Energy.

      /s/ A. J. Noia                                  /s/ David Marshall



<Bottom of page - first two columns>
<Continued story from page 1 inside black box>

August key month...
(Continued from page 1)

NRC -- This filing requests consent to transfer control of the Beaver Valley Power Station and Perry Nuclear Power Plant from Duquesne Light to Allegheny Energy, as required by the Atomic Energy Act.

Maryland PSC -- This filing requests approval to issue the necessary Allegheny Power common shares in exchange for DQE shares.

Decisions Expected by May 1, 1998
Decisions on all of these regulatory filings are expected by May 1, 1998.

<Top of third column - next story as follows inside box shaded gray>

Statement on
merger-related
work force
reductions

Last December, Pennsylvania Gov. Tom Ridge signed into law the Electric Generation Customer Choice and Competition Act. The Act, which became law Jan. 1, 1997, requires utilities to submit a statement to the Pennsylvania Public Utility Commission indicating the effect competition and restructuring will have on the work force of the companies.

Here is the joint statement to be filed by Allegheny Power and DQE.

"The objective of the Allegheny Power/DQE merger is to create a customer-focused organization that is positioned strategically to compete in the new era of customer choice. In accomplishing this objective, the effect on all stakeholders -- customers, shareholders, employees, and communities -- will be considered.

"The companies believe that creating a successful Allegheny Energy will require the combined experience and expertise of our work force. However, a pre-merger synergy study estimated that the combined company would require about 500 fewer positions to do what each does separately. Any non-union reductions before Jan. 1, 2001, will result from attrition, reduced hiring, and, if needed, targeted voluntary reduction programs. Any union reductions will be governed by the appropriate collective bargaining agreements."


<Page 3>
<First two columns at top of page -- Illustration of two men shaking hands with the words "The Exchange Corner" in white superimposed over illustration>

<Column 1>

Allegheny Power   <Allegheny Power logo>

Allegheny Power's large, five-state service territory is served by seven administrative regions, with each including three or more service centers. The service centers are "home base" for meter readers, linemen, electricians, and others who work primarily in the field with customers.

Central Region
The Central Region, with 174 employees, is headquartered in Jeannette, Pa. Other service centers in the region are located in Uniontown, Connellsville, and Latrobe, Pa.

Eastern Region
Winchester, Va., is home to the Eastern Region. In addition to its Winchester location, the region's 284 employees work out of service centers in Luray and Madison, Va., and Augusta, Elkins, Franklin, Marlinton, and Martinsburg, W.Va.

Metro Region
The Metro Region is headquartered in Hagerstown, Md. Its 201 employees work from service centers in Frederick, Md., Waynesboro, Pa., and Williamsport, Md.

Northern Region
State College, Pa., is the headquarters of the Northern Region. Each of the region's service centers is located in Pennsylvania, including Arnold, Butler, Clarion, Kittanning, St. Marys, and the State College location. The region has 240 employees.

Southern Region
The Southern Region, with 243 employees, is based in Parkersburg, W.Va. In

<Column 2>
addition to Parkersburg, service centers are located in Clarksburg, Gassaway, Sistersville, Spencer, Summersville, and Weston, W.Va. Allegheny Power's only Ohio Service Center, located in Marietta, is also part of this region.

Tri-State Region
Located in Morgantown, W.Va., the Tri-State Region has 213 employees. Service centers, in addition to the Morgantown location, are in Cumberland and Oakland, Md.; McConnellsburg, Pa.; and Kingwood and White Hall, W.Va.

Western Region
The Western Region, headquartered in Washington, Pa., has 209 employees. Service centers, in addition to the Washington location, are in Weirton, W.Va., and Lawrence, Monongahela, and Rices Landing, Pa.


DQE <DQE Logo>

Duquesne Light has a long history of investing in the community -- encouraging economic development, promoting education, supporting health and human services, endowing the arts and cultural activities, and fostering environmental stewardship.

Funding allocations for community relations are set by a special committee of the Board of Directors, and a company management group regularly meets to review and approve specific grant requests. Day-to-day operations are managed by a staff of four.

To get the maximum community benefit from its donations, Duquesne


<Column 3>
Light works to direct how the funds are used. For instance, over the past five years, a gift to the Pittsburgh Symphony Orchestra (PSO) was targeted for a series of community concerts so residents in a number of communities in and around Pittsburgh would have the opportunity to enjoy a low-cost or no-cost PSO concert right in their own hometown.

The majority of outreach efforts focus on three priority areas - education, youth, and the elderly - as a way to address the most critical needs of today and to build a legacy for the future.

In the area of education, the 12-year-old "Partners In Education" program operates under the philosophy that by enhancing the physical and human resources in area schools, the Company can help students increase their level of achievement.

Under this special relationship with five area school districts in Allegheny and Beaver counties, Duquesne Light provides grants, job-shadowing experiences with company employees, field trips to company facilities, supplies and equipment, cultural experiences, and teacher development.

Employee volunteerism is an equal partner with corporate giving in the Company's total community outreach program. An internal organization, the Employee Community Action Committee (ECAC), coordinates volunteer activities, offering employees a variety of ways to contribute their time and talents. Among the annual projects ECAC sponsors are: Scouting for Food, Juvenile Diabetes Walk for the Cure, and United Way Day of Caring.

Some 40 employees also volunteer their time, expertise, and enthusiasm as members of the Duquesne Light Speakers Team. Each year, they make nearly 200 presentations to school, community, senior citizen, and professional groups on topics related to the environment and electric safety, usage, efficiency, and reliability. The newest presentation, "Electrifying Customer Choice," presents a view of what customers might expect from the coming competition in the industry.

<Gray bar across bottom of pages 2 and 3 with white page numbers on each page>

<Page 4>
<First story as follows across three columns; headline in bold type>

Cultural assessment coming soon;
 your response needed

You can help shape the culture of the new Allegheny Energy.

How?

Just watch for the Allegheny Energy Cultural Assessment Survey that will be sent to you within the next few weeks. The survey is important because your input and the input of all employees will help form the basis of developing the culture of our new company.

As explained in the last issue of the "Merger Progress Report," a cultural assessment is important in helping to define the present cultures of Allegheny Power and DQE and in helping to determine the culture we want to have for a successful Allegheny Energy.

To analyze our cultures, the Human Resources Support Team (HRST) will be assisted by Development Dimensions International (DDI), an international firm specializing in cultural assessments.

"Based on their experiences, we believe DDI can provide the kind of service necessary to help us assess the two different cultures of Allegheny Power and DQE, but more importantly, to address our needs as Allegheny Energy," said HRST Leader Ron Magnuson.

The HRST and DDI will develop the survey based on values identified by senior management. The survey will consist of questions about key corporate values, communications, Company strengths and weaknesses, performance management, etc. All survey results will be kept confidential; in fact, responses will be returned directly to DDI. Neither Allegheny Power nor DQE will have access to data until it's grouped for analysis.

"We will distribute a survey to each employee at both companies at the same time," said Diane Liska, HRST member. "Employees will be asked to complete and return the survey in an enclosed, self-addressed, stamped envelope.

"Once we receive all the surveys, we'll analyze the data," added Liska. "Then we'll conduct a 'gap' analysis to determine the cultural differences between where we are today and where we need to be as Allegheny Energy. We also will conduct focus groups to get more feedback and verify the results of the survey."

After the surveys are returned and the data analyzed, the HRST will communicate the results to employees. The analysis will then be used to help develop the strategies necessary to achieve the desired culture of Allegheny Energy and as a basis for benchmarking such important cultural values as customer satisfaction, continuous improvement, teamwork, and diversity.

<Bottom of page, first column on left - next story as follows; headline in bold type, story in box shaded gray>

Teams make the move
to Forest Hills

The Transition Project Managers and the three Transition Support Teams recently began working from the Forest Hills facility located between Pittsburgh and Greensburg. In addition, the soon-to-be-named Transition Process Teams also will be working there.

As noted in the June 4 edition of "Merger Progress Report," this office space, located at 1500 Ardmore Boulevard, was leased for one year to serve as a base for all of the merger integration teams.

<Columns 2 and 3 at bottom of page -- Coupon enclosed in dotted box>

Use this space for your questions or
comments about the merger or call the
Merger Hotline at 1-800-764-7435.

<Seven blank lines in which to write a question>
Return to:  Allegheny Power Corporate Communications, Greensburg
Corporate Center or DQE Public Affairs, 16-031